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                                                                    EXHIBIT 11.1

                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
              COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                        -------------------
                                                          1996       1997
                                                        --------   --------
PRIMARY AND FULLY DILUTED:

   WEIGHTED AVERAGE SHARES OUTSTANDING...............     9,451      9,451
   ASSUMED EXERCISE OF SERIES A AND B STOCK OPTIONS
     (TREASURY STOCK METHOD).........................        --         --
                                                        -------    -------

TOTAL COMMON SHARE EQUIVALENTS.......................     9,451      9,451
                                                        =======    =======

NET INCOME (LOSS)....................................   $(1,085)   $(2,999)
                                                        =======    =======

PER SHARE AMOUNTS  -- PRIMARY AND FULLY DILUTED:

NET INCOME (LOSS)....................................   $ (0.11)   $ (0.32)
                                                        =======    =======

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